Charles W. Lutter, Jr.
Attorney and Counselor at Law
103 Canyon Oaks
San Antonio, Texas 78232-1305
(210) 495-5438
Fax (210) 496-1631

November 4, 2009

Board of Trustees
Monteagle Funds
209 Tenth Avenue South, Suite 332
Nashville, Tennessee 37203

Re:  Monteagle Funds – Legal Opinion and Consent

Dear Sirs:

You have requested my legal opinion and consent so that Monteagle Funds (the “Trust”) may have a current legal opinion to complete Post-Effective Amendment No. 36 to the Trust’s Registration Statement on Form N-1A.

In this regard, I note that the Trust’s name was changed to Monteagle Funds from Memorial Funds upon closing of the July 14, 2006 reorganization.

I have considered, among other things, the Trust’s Registration Statement, the Trust instrument, the opinions of prior counsel to the Trust previously filed as exhibits to the Trust’s Registration Statement, copies of actions of the Board of Trustees as furnished by the Trust, and such other documents and records as deemed necessary for the purpose of this opinion.

Based on my review, I am of the opinion that the shares of beneficial interest in the six series of the Trust (Monteagle Informed Investor Growth Fund, Monteagle Fixed Income Fund, Monteagle Value Fund, and Monteagle Large Cap Growth Fund, Monteagle Select Value Fund and Monteagle Quality Growth Fund) are duly authorized and when purchased and paid for as described in the Trust’s Registration Statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Trust and no person other than the Trust may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A (SEC File Nos. 811-8529 and 333-41461).

Sincerely,

/S/

Charles W. Lutter, Jr.